Exhibit 5.1

[Letterhead of Gibson, Dunn & Crutcher LLP]

August 5, 2005

(949) 451-3800	C 87007-01440

(949) 451-4220

Standard Pacific Corp.

15326 Alton Parkway

Irvine, California 92618

Re:	Standard Pacific Corp.
Registration Statement on Form S-3 (File No. 333-113724)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3, File No. 333 113724, as amended (the “Registration Statement”), of Standard Pacific Corp., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to $350,000,000 aggregate principal amount of the Company’s senior debt securities, of which $175,000,000 aggregate principal amount is designated as 6 1/2% Senior Notes due 2010 and $175,000,000 aggregate principal amount is designated as 7% Senior Notes due 2015 (collectively, the “Securities”). The Securities will be issued pursuant to the terms of an Underwriting Agreement, dated August 1, 2005 (the “Underwriting Agreement”), among the Company and the underwriters named therein (the “Underwriters”).

The Securities will be issued pursuant to the Indenture, dated as of April 1, 1999, as supplemented through the date hereof (the “Indenture”), by and between the Company and J.P. Morgan Trust Company, National Association (as successor in interest to Bank One Trust Company, N.A., and First National Bank of Chicago), as Trustee. The Indenture and the Notes are sometimes referred to herein as the “Documents.”

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal

Standard Pacific Corp.

August 5, 2005

capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies and that such documents are binding on all persons (other than the Company) signing such documents.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that when the Securities have been executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Securities will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The foregoing opinion is subject to the following exceptions, qualifications and limitations:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America. This opinion is limited to the effect of the current state of the laws of the State of New York, the United States of America and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B. Our opinion set forth above is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C. We express no opinion regarding the effectiveness of any waiver of stay, extension or usury laws or of unknown future rights.

Standard Pacific Corp.

August 5, 2005

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP